Exhibit 99.1

P O Box 3395

West Palm Beach,

FL  33402-3395

IMMEDIATE RELEASE

George M. Bachman

CFO, Treasurer and Corporate Secretary

561.838.1731

Florida Public Utilities Announces Results for the Third Quarter of 2007

West Palm Beach, FL, November 14.  Florida Public Utilities (AMEX: FPU) reported net income for the third quarter ended September 30, 2007 of $355,000 or $.06 per share, compared with $335,000 or $.05 per share for the same period last year. Net income for the nine months ended September 30, 2007 was $2,563,000 or $.42 per share, compared to the same period last year of $3,294,000 or $.55 per share.

Earnings for 2007 are down significantly for the year compared to 2006 primarily because of milder weather, causing sales of natural gas and propane to be less than last year and significantly under budget.  Electric sales were also less than projected for the year due to conservation measures taken by our customers as a result of higher electric rates, and milder weather. A slow-down in the construction industry has resulted in slower customer growth than anticipated.  Growth in the number of customers and sales helps increase revenue and offsets many expense increases.

We experienced appreciably higher than usual general liability claims this year as cases were settled in 2007. The number of claims was not typical for our gas business and increased expenses in 2007 by approximately $488,000 or approximately $.05 per share. Management expects claims to return to normal levels for the remainder of 2007.  Increased legal and accounting costs related to complying with Sarbanes-Oxley requirements and continued increases in medical and pension costs continue to negatively impact our earnings as they have over the last five years.

The Company filed an electric rate proceeding with the Florida Public Service Commission (FPSC) in the third quarter of 2007 to increase electric rates.  An annual interim increase of approximately $800,000 has been approved beginning in November 2007 and we expect an additional final rate increase in early 2008. Management is requesting recovery for many of the electric expense increases, as well as for additional costs to implement new FPSC requirements to strengthen power delivery systems to minimize damage caused by future hurricanes.

Statements in this press release regarding Florida Public Utilities Company’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties.  For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the disclosures in the Company’s filings with the Securities and Exchange Commission.

Florida Public Utilities is primarily in the business of providing natural gas, electric and propane gas distribution services throughout Florida.

Key operating results for the third quarter and year to date 2007 and 2006 are summarized below:

Florida Public Utilities
(Dollars in thousands except per share data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Total Revenues	$ 31,641	$ 29,535	$ 102,721	$ 102,920

Net Income	$ 355	$ 335	$ 2,563	$ 3,294

Earnings for Common Stock	$ 348	$ 328	$ 2,542	$ 3,273

Earnings per Common Share – basic & diluted	$ .06	$ .05	$ .42	$ .55
Average Shares Outstanding	6,049,644	6,002,859	6,035,103	5,989,353